Exhibit 8.01

LIST OF SUBSIDIARIES OF AFYA LIMITED

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Afya Participações S.A.	Brazil
Instituto Tocantinense Presidente Antônio Carlos Porto S.A.	Brazil
Instituto Tocantinense Presidente Antônio Carlos S.A.	Brazil
União Educacional do Vale do Aço S.A.	Brazil
IPTAN - Instituto de Ensino Superior Presidente Tancredo de Almeida Neves S.A.	Brazil
Instituto de Educação Superior do Vale do Parnaíba S.A.	Brazil
Centro de Ciências em Saúde de Itajubá S.A.	Brazil
Instituto de Ensino Superior do Piauí S.A.	Brazil
FADEP — Faculdade Educacional de Pato Branco Ltda.	Brazil
Instituto Educacional Santo Agostinho S.A.	Brazil
Instituto Paraense de Educação e Cultura Ltda.	Brazil
Sociedade Universitária Redentor S.A.	Brazil
Centro Universitário São Lucas Ltda.	Brazil
Sociedade de Educação, Cultura e Tecnologia da Amazônia S.A.	Brazil
Centro Superior de Ciências da Saúde Ltda.	Brazil
iClinic Desenvolvimento de Software S.A.	Brazil
Medicinae Solutions S.A.	Brazil
Medical Harbour Aparelhos Médico Hospitalares e Serviços em Tecnologia Ltda.	Brazil
Cliquefarma Drogarias Online Ltda.	Brazil
Shosp Tecnologia da Informação Ltda.	Brazil
Sociedade Padrão de Educação Superior Ltda.	Brazil
Companhia Nilza Cordeiro Herdy de Educação e Cultura	Brazil
RX PRO Soluções de Tecnologia Ltda.	Brazil
Quasar Telemedicina Desenvolvimento de Sistemas Computacionais Ltda.	Brazil
Sociedade Educacional e Cultural Sergipe DelRey Ltda.	Brazil
Unidom Participações S.A.	Brazil
Instituição Baiana de Ensino Superior Ltda.	Brazil
SESSA — Sociedade de Educação Superior do Semi-Árido Ltda.	Brazil